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ESB FINANCIAL CORPORATION

                                           Banking Operations:

                                           ESB Bank
                                           Troy Hill Bank

                          PRESS RELEASE

Release Date:                              Contact:
------------                               -------
June 12, 1998                              Frank D. Martz
                                           Senior Vice President
                                           of Operations and Secretary


                      FOR IMMEDIATE RELEASE
                      ---------------------


              ESB FINANCIAL CORPORATION ANNOUNCES
              -----------------------------------
                     MERGER OF SUBSIDIARIES
                     ----------------------

ELLWOOD CITY, PA, JUNE 12, 1998 - ESB Financial Corporation (Nasdaq: ESBF) announced today the merger of its two subsidiary savings institutions. Effective as of the close of business on June 11, 1998, Troy Hill Federal Savings Bank was merged with and into ESB Bank, F.S.B., a federally chartered savings bank now having assets of approximately $916 million and deposits of approximately $406 million. ESB Bank will operate eleven branch offices located in Southwestern Pennsylvania.

"As initially planned, this merger gives us the opportunity to consolidate operations and achieve certain economies of scale which were unavailable by having the banks operating separately. Committed to providing superior customer service, we are proud that this merger will introduce several product enhancements and will not result in any staff reductions," said Charlotte A. Zuschlag, President and CEO of ESB Financial Corporation and ESB Bank. Ms. Zuschlag further noted, "toward our pledge of maintaining Troy Hill's community-oriented tradition as a visible and supportive neighborhood partner, the Troy Hill Office will now be known as Troy Hill Bank and operate as a division of ESB Bank."

ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B., which offers a wide variety of financial products and services through eleven offices in the contiguous Pennsylvania counties of Lawrence, Allegheny, Beaver and Butler. The common stock and trust preferred of the Company trade on the Nasdaq stock market under the respective symbols "ESBF" and "ESBFP."


600 Lawrence Avenue - Ellwood City, PA 16117-1930 - 724.758.5584 - 724.758.0576
                                                                       (Fax)
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